Exhibit 99.2

NEWS RELEASE

Contact:	Don Nathan
952-936-1885

(For Immediate Release)

DAVID S. WICHMANN NAMED PRESIDENT,

UNITEDHEALTH GROUP OPERATIONS

Minneapolis (April 22, 2008) – UnitedHealth Group (NYSE: UNH) today announced that David S. Wichmann has assumed the position of executive vice president of UnitedHealth Group and president of UnitedHealth Group Operations. He will be charged with optimizing business performance across UnitedHealth Group and within each of the market groups and business segments. Mr. Wichmann will report to Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, and the Board of Directors. In a separate press release today, the Company announced that Gail K. Boudreaux will join as executive vice president of UnitedHealth Group and president of the Commercial Markets Group, effective May 5, 2008, the position previously held by Mr. Wichmann.

“Dave’s contributions have been remarkable over the past decade and have prepared him to lead this operational charge to make UnitedHealth Group a stronger organization,” said Mr. Hemsley. “Dave’s leadership skills, his intimate knowledge of the Company, his understanding of the challenges we face in the marketplace and his strong operating skills make him the ideal person for this role. We look forward to working with Dave in his efforts to advance our commitment to our customers and enhance the performance of UnitedHealth Group for our shareholders.”

Today’s move is consistent with the Company’s longstanding practice of developing and rotating executive talent throughout the organization to cultivate and maintain a deep and versatile leadership team at UnitedHealth Group.

In Mr. Wichmann’s newly expanded role, he will be dedicated to driving the necessary change across UnitedHealth Group for improved performance at every level of the business. Mr. Wichmann’s direct accountabilities and priorities will include:

•	Optimizing business performance across the UnitedHealth Group enterprise and within each of its market groups and business segments;

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Strengthening UnitedHealth Group’s organizational structure and helping to attract and place strong talent where necessary to respond to the rising complexities of the businesses and to improve the speed of decision-making and innovation;

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Addressing areas of business unit and process alignment across the business groups, segments and units of the enterprise, along with achieving consistent geographic alignment across all Health Care Services businesses so that UnitedHealth Group faces local and regional markets and engages all stakeholders in an orderly, seamless fashion;

•	Overseeing the Company’s operations, technology, integration and quality agenda in each business and on an enterprise basis; and

•	Managing corporate development, capital investment and deployment, international operations, strategic market expansions, and all integration activities across the enterprise.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through seven operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, OptumHealth, Ingenix, and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

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